EXHIBIT 99.2

PAYMEON, INC.

PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated financial statements give effect to the acquisition of Rockstar Acquisitions, LLC, (“Rockstar”) as of December 31, 2016 by Paymeon, Inc. (“Paymeon” and the “Company”) and are based on estimates and assumptions set forth herein and in the notes to such pro forma statements.

On February 21, 2017, Paymeon executed a membership interest purchase agreement to acquire 100% of the membership interest of Rockstar. In consideration of the acquisition of all of the issued and outstanding membership interest of Rockstar, Paymeon issued an aggregate of 95,500,000 restricted shares of its common stock to the members of Rockstar.

For accounting purposes, the transaction is recorded at historical cost in accordance with ASC 805-50-25-2 as this is considered an acquisition of entities under common control as the board of directors of Paymeon and of Rockstar are the same and control the activities of the respective companies.

The following unaudited pro forma consolidated statements of operations for the period November 18, 2016 (Inception) through December 31, 2016 of the Company and Rockstar gives effect to the above as if the transactions had occurred at the beginning of the period.  The unaudited pro forma consolidated balance sheet at December 31 2016 assumes the effects of the above as if this transaction had occurred as of November 18, 2016.

The unaudited pro forma consolidated financial statements are based upon, and should be read in conjunctions with the Company’s audited consolidated financial statements as of and for the year ended December 31, 2016.

The unaudited pro forma consolidated financial statements and notes thereto contained forward-looking statements that involve risks and uncertainties.  Therefore, our actual results may vary materially from those discussed herein.  The unaudited pro forma consolidated financial statements do not purport to be indicative of the results that would have been reported had such events actually occurred on the dates specified, nor is it indicative our future results.

PAYMEON, INC. AND SUBSIDIARIES

PRO-FORMA CONSOLIDATING BALANCE SHEETS

DECEMBER 31, 2016

	Paymeon, Inc.	Rockstar Acquisitions, LLC		Pro-Forma Adjustments	Pro-Forma Balance
ASSETS

Current assets:
Cash	$10,341	$77,997		$-	$88,338
Inventory	11,916	-		-	11,916
Prepaid expenses	48,362	-		-	48,362
Other current assets	1,194	-		-	1,194

Total current assets	71,813	77,997		-	149,810

Other assets:					-
Deposits	12,397	-		-	12,397
Computer equipment, leasehold improvements and website costs, net	227,397	-		-	227,397
Intangible Assets	-	497,260		-	497,260
	239,794	497,260		-	737,054

	$311,607	$575,257		$-	$886,864

Current liabilities:
Accounts payable	$333,938	$12,585		$-	$346,523
Due to related party	56,635	500,000		-	556,635
Customer deposits	34,634	-		-	34,634
Accrued expenses	1,058,446	-		-	1,058,446
Notes Payable	2,000	-		-	2,000
Purchase order financing	1,885	-		-	1,885
Purchase order financing - related party, net	4,000	-		-	4,000
Note payable - convertible	300,000	-		-	300,000
Notes Payable related party- convertible (net of discount and notes receivable of $100,134	600,414	-		-	600,414

Total current liabilities	2,391,952	512,585		-	2,904,537

Stockholders’ deficiency:
Members' interests	-	588,774	(1)	(588,774)	-
Preferred stock	-	-			-
Common stock	17,180		(1)	95,500	112,680
Additional paid-in capital	9,666,562	-	(1)	493,274	10,159,836
Accumulated deficit	(11,764,087)	(526,102)		-	(12,290,189)

Total stockholders’ deficiency	(2,080,345)	62,672		588,774	(2,017,673)

	$311,607	$575,257		$588,774	$886,864

PAYMEON, INC. AND SUBSIDIARIES

PROFORMA CONSOLIDATING STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2016

	Paymeon, Inc.	Rockstar Acquisitions, LLC (1)	Pro-Forma Adjustments	Pro-Forma Amount
Revenue
Products Sales - Clothing	102,186	-		102,186
Products Sales - Bicycles	292,033	-	-	292,033
Total revenue	394,219	-	-	394,219

Cost of products sold - Clothing	66,836	-	-	66,836
Cost of products sold - Bicycles	187,386	-	-	187,386
Total cost of goods sold	254,222	-	-	254,222

Gross Profit	139,997	-	-	139,997

Operating expenses:
Professional fees	137,462	-	-	137,462
Payroll and payroll taxes	311,311	-	-	311,311
Consulting expense	1,097,407	469,410	-	1,566,817
General and administrative	939,060	46,692	-	985,752
Total operating expenses	2,485,240	516,102	-	3,001,342

(Loss) income from operations	(2,345,243)	(516,102)	-	(2,861,345)

Other expenses:
Loss on conversion of debt	(1,078,232)	-	-	(1,078,232)
Gain on sale of investment	30,000	-	-	30,000
Interest on judgement	(18,521)	-	-	(18,521)
Interest expense	(285,457)	-	-	(285,457)
Impairment of investments	-	(10,000)	-	(10,000)
Total other expenses	(1,352,210)	(10,000)		(1,362,210)

(Loss) income before provision for income taxes	(3,697,453)	(526,102)	-	(4,223,555)

Provision for income taxes	-	-	-	-

Net loss	$(3,697,453)	$(526,102)	$-	$(4,223,555)

Weighted shares outstanding	14,447,469	95,550,000		109,997,469
Net Loss per share	$(0.26)	$(0.01)		$(0.04)

———————

(1) Includes operations of Rockstar Acquisitions, LLC from November 18, 2016 (Inception) to December 31, 2016

FOOTNOTES TO PROFORMA FINANCIAL STATEMENTS

1.

Basis of Presentation

The pro forma consolidated balance sheet as of December 31, 2016, and the pro forma consolidated statement of operations for the year ended December 31, 2016 were derived from and should be read in conjunction with the Form 10-K of Paymeon, Inc. for the year ended December 31, 2016, filed on April 26, 2017.

•

The unaudited pro forma consolidated balance sheet reflects results as though the Asset Sale closed on November 18, 2016 (Inception).

The unaudited pro forma financial information is for informational purposes only and does not purport to present what our results would have been had these transactions actually occurred on the dates presented or to project our results of operations or financial position for any future period.

Effective February 21, 2017, PayMeOn, Inc. (“PayMeOn”) executed a membership interest purchase agreement to acquire 100% of the membership interests of Rockstar Acquisitions, LLC (“Rockstar”). In consideration of the acquisition of all of the issued and outstanding membership interests of Rockstar, PayMeOn issued an aggregate of 95,500,000 restricted shares of its common stock to the members of Rockstar. For accounting purposes the transaction is recorded at historical cost in accordance with ASC 805-50-25-2 as this is considered an acquisition of entities under common control as the board of directors of PayMeOn and of Rockstar are the same and control the activities of the respective companies.

The following are the Proforma adjusting entries:

(1)
Cash	$1,000,000
Members' interests	$588,774
Common Stock		$95,500
Additional paid in capital		$1,493,274

To record the share exchange of 95,500,000 units of Rockstar Acquisitions, LLC for 95,500,000 shares of common stock of Paymeon, Inc. as well as the receipt of $1,000,000 for the sale of membership interests in January 2017.